Exhibit 21

Applied Visual Sciences, Inc.

List of Subsidiaries

December 31, 2012

1.

Guardian Technologies International, Inc., a Delaware corporation.

2.

Signature Mapping Medical Sciences, Inc., a Delaware corporation.

3.

Instasis Imaging, Inc., a Delaware corporation.

4.

Guardian Healthcare Systems UK, Limited, a company organized under the laws of England and Wales.

5.

Wise Systems Limited, a company organized under the laws of England and Wales.

6.

RJL Marketing, Inc., a Delaware corporation